Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-121434 on Form S-8 of our reports dated March 7, 2007, relating to the consolidated financial statements of Great Wolf Resorts, Inc. and subsidiaries and the combined financial statements of Great Lakes Predecessor (which report includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, on January 1, 2006, as described in Note 13) and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Great Wolf Resorts, Inc. for the year ended December 31, 2006.
     /s/ DELOITTE & TOUCHE LLP
     Milwaukee, Wisconsin
     March 7, 2007